EXHIBIT 5

ARCHER & GREINER
PRINCETON OFFICE	A PROFESSIONAL CORPORATION	PHILADELPHIA OFFICE
700 ALEXANDER PARK		ONE SOUTH BROAD STREET
SUITE 102		SUITE 1620
PRINCETON, NJ 08540	COUNSELLORS AT LAW	PHILADELPHIA, PA 19107
609-580-3700		215-568-4166
FAX 609-580-0051	ONE CENTENNIAL SQUARE	FAX 215-568-2843
HADDONFIELD, NJ 08033-0968
FLEMINGTON OFFICE	856-795-2121	WILMINGTON OFFICE
PLAZA ONE	FAX 856-795-0574	1300 NORTH MARKET STREET
1 STATE ROUTE 12, SUITE 201		SUITE 700
FLEMINGTON, NJ 08822-1722		WILMINGTON, DE 19801
908-788-9700		302-777-4350
FAX 908-788-7854		FAX 302-777-4352

	www.archerlaw.com	Email Address:
@archerlaw.com

Direct Dial:

August 23, 2004

Cybex International, Inc.

10 Trotter Drive

Medway, Massachusetts 02053

Dear Sirs:

We have examined the corporate records and proceedings of Cybex International, Inc., a New York corporation, with respect to the legal sufficiency of all corporate proceedings of such corporation taken in connection with the creation, form and validity and full payment and non-assessability of the 2,606,619 shares of common stock, par value $0.10 per share, covered by the Registration Statement on Form S-3, dated August 23, 2004, in connection with which Registration Statement this opinion is rendered.

Based upon such examination, we are of the opinion that the shares are, and will continue to be after having been sold upon the terms and conditions set forth in the Registration Statement, validly authorized and legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

ARCHER & GREINER

A Professional Corporation